UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of the Euro Credit Facility

Effective February 13, 2009, Smithfield Foods, Inc. (the “Company”) entered into an amendment and restatement (the “Amendment”) of its €300 million secured revolving credit facility (the “Euro Credit Facility”). The Amendment includes the following provisions:

•	A reduction of the interest coverage ratio covenant for specified periods as set forth in greater detail below;

•	A revision of the asset coverage ratio to require a ratio of certain of the Company’s assets to the aggregate outstanding loans under the Euro Credit Facility to be at or above 1.75 to 1;

•	The pledge of additional shares of Campofrío Alimentación S.A. not previously securing the Euro Credit Facility;

•	The pledge of certain accounts receivable and inventory of the Company’s Romanian and Polish subsidiaries;

•	An increase in the applicable rates for borrowings and commitment fees; and

•	A borrowing base that will limit borrowings as a function of the assigned values of the pledged Campofrío shares and the Polish and Romanian accounts receivable and inventory.

Pursuant to the terms of the Amendment, the interest coverage ratio shall be as follows: 1.6 to 1 for the fiscal quarter ending February 1, 2009; 1.2 to 1 for the fiscal quarter ending May 3, 2009; 1.35 to 1 for the fiscal quarters ending August 2, 2009 and November 1, 2009; and 2.0 to 1 for the fiscal quarter ending January 31, 2010. Pursuant to the original terms of the Euro Credit Facility, the ratio will return to 3.0 to 1 for the fiscal quarter ending May 2, 2010 and thereafter.

As a result of this Amendment and the third amendment of the Company’s U.S. Credit Facility, which was previously reported on Form 8-K on February 6, 2009, the Company expects annual interest expense to increase by $20 to $25 million. The Company incurred fees and expenses associated with the two amendments totaling approximately $12 million.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the amendment and restatement of the Euro Credit Facility, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit 4.1	€300,000,000 Multicurrency Revolving Facility Agreement dated August 22, 2006 (as amended and restated by a Supplemental Agreement dated February 11, 2009) among Smithfield Capital Europe, B.V., as borrower, Smithfield Foods, Inc., as guarantor, certain other obligors, BNP Paribas and Société Générale, as arrangers, and the lenders party thereto.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this report are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to the expectation of increased interest expense due to the Amendment and the third amendment of the U.S. Credit Facility. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the control of the Company. Due to known and unknown risks, actual results may differ materially from expectations or projections. The Company does not undertake any obligations to update any forward-looking statement, whether written or oral, relating to matters discussed in this report.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the amounts borrowed under the Euro Credit Facility or the U.S Credit Facility; or other factors that may be referred to in the Company’s reports filed with or furnished to the Securities and Exchange Commission from time to time. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect future events. Viewers of this report are cautioned to consider these risks and uncertainties and not to place undue reliance on the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: February 13, 2009	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 4.1	€300,000,000 Multicurrency Revolving Facility Agreement dated August 22, 2006 (as amended and restated by a Supplemental Agreement dated February 11, 2009) among Smithfield Capital Europe, B.V., as borrower, Smithfield Foods, Inc, as guarantor, certain other obligors, BNP Paribas and Société Générale, as arrangers, and the lenders party thereto.